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                                                                    Exhibit 10.8
NEUROMEDICA(TM)
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                                                              Neuromedica, Inc.
                                                                 99 Erie Street
                                                            Cambridge, MA 02139
Nigel L. Webb, Ph.D.                                             (617) 492-9200
PRESIDENT AND CHIEF EXECUTIVE OFFICER                             FAX  492-9201

March 13, 1995

Dr. Matthews O. Bradley
---------------------------
---------------------------

Dear Matt:

I am pleased to confirm the terms of our offer to you as Vice President - Development. In this capacity, you will report to the President and CEO, and you will be responsible for clinical, toxicology, manufacturing, and regulatory activities associated with the company's pharmaceutical compounds. It is expected that you will work in close co-operation with the company's Chairman and Chief Scientific Officer, Dr. Victor Shashoua. Both Victor and I believe that you will play a valuable role in the development of our young company.

This new full-time position will be based in the Philadelphia/Baltimore/Washington area, and you will initially work out of your present home. The company is applying for funding of your salary at a rate of $100,000 per annum. You will receive this salary if, when, and to the extent, that the company receives a written commitment for such funding. Prior to such funding approval, you will act as a consultant to the company, you will have the status of an independent contractor to the company, you will not receive cash compensation or employee benefits, and the company will not accrue any such obligations on your behalf. Your salary rate as an employee will be increased to $120,000 per annum, when the company has received, subsequent to the date of your signing this agreement, cumulative funding commitments exceeding one million dollars. Independently, your salary will be reviewed for merit increase consideration upon each anniversary of your joining the company as an employee.

Following each fiscal year of completed service as an employee of the company, you will be eligible to receive a cash bonus of up to thirty (30) per cent of the salary paid to you during such fiscal year, depending upon the achievement by you and/or the company of objectives to be set by the President of Neuromedica prior to the beginning of such fiscal year. For the fiscal year 1996, you will have two bonus objectives: (1) the approval by the FDA of an IND for the company's first product, Doprexin(TM), and (2) the reduction to practice in animals of aN oral delivery system for Doprexin(TM). Successful completion of each objective by 12.31.96 will attract 50% of thE potential bonus (i.e. 15% of salary per objective fulfilled).

You will be allowed, within a 30 day period following your signature of this letter and subject to the approval of the Board of Directors of Neuromedica Inc., to purchase 13,000 (thirteen thousand) shares of the Common Stock of Neuromedica at a price of $0.01 per share, subject to a

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company repurchase option (that permits vesting) and other provisions. Prior to the time that you receive any salary from Neuromedica, you will act as a full-time consultant to the company and will vest in this stock at a rate of 750 shares per completed month. Once you become an employee of the company and receive salary, your vesting schedule will change and you will vest at the rate of 200 shares per month during your employment period, until you are fully vested or you leave the company, whichever occurs first.

If, at any time that you are a consultant to, or an employee of the company, the company receives its first approval from the FDA for an IND, you will immediately vest in 3,000 (three thousand) shares, or the balance of your unvested shares, whichever is less. Upon your no longer acting as a consultant to, or an employee of, the company, the company will be entitled to repurchase any unvested shares from you at a price of $0.01 per share.

You will be reimbursed for business expenses consistent with company policy, and will be entitled to receive employee benefits enjoyed by all officers of the company.

This agreement is terminable upon 90 days prior written notice by yourself or the company, and is contingent upon your signing and observing the terms of the enclosed Employee and Consultant Confidentiality Agreement, the terms of which shall survive the termination of this agreement.

This offer will expire on March 17, 1995. If you agree to and accept the terms and conditions of this agreement, please so indicate by signing and returning one copy of this letter to me by that time.

Sincerely yours,

/s/ Nigel L. Webb

Nigel L. Webb

cc:      Dr. Victor E. Shashoua

enc:

AGREED AND ACCEPTED:



/s/ Matthews O. Bradley                              3/14/95
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Matthews O. Bradley                                  Date


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NEUROMEDICA(TM)                                    EMPLOYEE/CONSULTANT AGREEMENT
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                EMPLOYEE AND CONSULTANT CONFIDENTIALITY AGREEMENT


         In consideration of my engagement, continued engagement and any future engagement as an employee of or a consultant to Neuromedica, Inc. or one of its affiliates (hereinafter collectively referred to as the "Company"), I hereby agree as follows:

         (a) I will not disclose or use at any time without prior written consent of the Company, either during or subsequent to any such term of employment or consulting engagement, any secret, proprietary or confidential information of the Company, which I develop or obtain during any such term of employment or consulting engagement, or any secret, proprietary or confidential information of any other person that I may receive in connection with my duties to the Company, except as may be required in my duties to the Company, provided, however, that upon the termination of any such term of employment or consulting engagement, secret, proprietary or confidential information shall not include
(i) any information which is commonly known or enters into the public domain through no fault of mine or (ii) any information received from a third party without an obligation of confidentiality. I understand that the foregoing limitations will apply to publication of the results of my work, and that no such publication shall be made without prior written authorization from the Company.

         (b) Any and all inventions, discoveries and improvements conceived or made by me, alone or with others, during the period of any such term of employment or consulting engagement that (i) relate to the business or activities of the Company or (ii) are conceived or developed as a result of my work for the Company, whether as an employee or a consultant, shall belong to the Company, whether or not reduced to writing or practice during the period of any such term of employment or consulting engagement. I will keep notes of and promptly disclose to the Company in writing all such inventions, discoveries and improvements, but my failure to keep such notes or to make such disclosure to the Company shall not adversely affect the Company's rights to such inventions, discoveries and improvements. Without further consideration, I will assign to the Company or its nominee all of my rights and interest in any such inventions, discoveries and improvements, and will, upon request by the Company or its nominee, and at its expense, assist the Company or its nominee in any proper way to apply for and obtain for the Company or its nominee patents of the United States or any foreign country or to protect otherwise and keep protected the interest of the Company or its nominee in any inventions, discoveries and improvements, conceived or made by me during the period of any such term of employment or consulting engagement. My obligations under this paragraph shall be binding on my assigns, executors, administrators or other legal representatives to the extent that any of them can fulfill those left unfulfilled by me.


         (c) All copyrightable work by me, in connection with my engagement as a consultant or employee, is intended to be "work made for hire" as that term is defined in Section 101 of the Copyright Act of 1976, and shall be the property of the Company. If the copyright to such copyrightable work shall not be the property of the Company by operation of law, I will, without further consideration, assign to the Company all right, title and interest in such copyrightable

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work and will assist the Company and its nominees in every proper way, entirely at the Company's expense, to secure, maintain and defend for the Company's own benefit copyrights and any extensions and renewals thereof in any and all countries, such work to be and to remain the property of the Company whether copyrighted or not. Notwithstanding the other provisions of this paragraph, any work of fiction written by me, that does not contain information from or about the Company, shall not become the property of the Company.

         (d) I will not remove any Company property from the Company's premises without written authorization from the Company, except as may be required in my duties to the Company. I will deliver to the Company upon request, and in any event upon termination of any such term of employment or consulting engagement, all notes, notebooks, reports, charts, letters, records, plans, lists, tapes, films, computer programs, data, graphics and all other material of a secret, proprietary or confidential nature, including copies, that relate to the Company's business and are in my possession or control.

         (e) I will not during any such consulting engagement or term of employment with the Company, and for a period of one year after the termination of such employment or consulting arrangement, directly or indirectly engage or assist any other person to engage in any activity competitive with any business or research or development activity conducted by the Company, other than as the holder of not more than one percent (1%) of the total outstanding capital stock of a publicly held company.

         (f) I will not during any such term of employment or consulting engagement with the Company and for a period of one year after the termination of such term, cause or attempt to cause any employee or consultant of the Company to cease to be employed by or to cease to make his services available to the Company.

         (g) I agree that a violation of this agreement by me would cause irreparable damage to the Company and that in the event of a violation by me the Company shall have, in addition to any and all claims for monetary damages, the right to a temporary restraining order, preliminary injunction, permanent injunction, order of specific performance and other equitable relief to prevent the violation of my obligations under this agreement.

         (h) I represent that my performance as an employee of or a consultant to the Company will not violate any agreement by which I am bound, including without limitation any noncompetition agreement or agreement to keep in confidence proprietary information of any other person, and I agree that I will continue to comply with all such agreements.

         (i) This agreement shall inure to the benefit of the Company and any other person or entity that acquires all or a substantial portion of the business and assets of the Company.

         (j) If any provision of this agreement shall be found to be invalid or unenforceable for any reason, such invalidity or unenforceability shall not affect any other provision hereof.

         (k) This agreement is intended to supplement all present and future agreements relating to my present and future employment by or consulting agreements with the Company.

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This agreement shall not be deemed to be superseded by any such present or future agreement unless a future agreement so states, with express reference to this agreement; and in the case of any conflict between the provisions of this agreement and the provisions of any future agreement, all provisions of this agreement shall continue in effect except that those in direct conflict shall be deemed superseded to the limited extent necessary to reconcile such conflict.

Dated as of:                                    3/14/95
                                                --------------------------------

Employee/consultant signature:                  /s/ Matthews O. Bradley
                                                --------------------------------

Employee/consultant name (block letters):       /s/ MATTHEWS O. BRADLEY
                                                --------------------------------

Social Security or Tax I.D. #:                  ___________
                                                --------------------------------

Witness signature:                              /s/ Jennifer Mitchell
                                                --------------------------------

Witness name (block letters):                   /s/ Jennifer Mitchell
                                                --------------------------------


Accepted by Neuromedica, Inc., for itself and on behalf of its affiliates:

Officer signature:                              /s/ N. L. Webb
                                                --------------------------------

Officer name (block letters):                   NIGEL L. WEBB
                                                --------------------------------

Title:                                          President and CEO
                                                --------------------------------

                                                                          031395




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